EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

      We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 33-57065) pertaining to the United Industrial Corporation 401(k) Retirement Savings Plan, in the Registration Statements (Form S-8, Nos. 333-110619, 333-85819, 33-53911, 333-19517 and 333-59487) pertaining to the United Industrial Corporation 1994 Stock Option Plan, and in the Registration Statement (Form S-8, No. 333-30103) pertaining to the United Industrial Corporation 1996 Stock Option Plan for Nonemployee Directors, of our reports dated March 10, 2004, with respect to the consolidated financial statements of United Industrial Corporation included in this Annual Report (Form 10-K) of United Industrial Corporation, and with respect to the financial statement schedule included in this Annual Report (Form 10-K).

/s/ Ernst & Young LLP

March 10, 2004
Harrisburg, Pennsylvania

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